Exhibit 2

Information with respect to Persons Covered Under Instruction C to Schedule 13D

Item 2. Identity and Background.

The following sets forth the name, position, address, principal occupation, and citizenship of each director and executive officer of the applicable Reporting Person.

CHATHAM ASSET MANAGEMENT, LLC

Name	Position	Address	Principal Occupation	Citizenship/Place of Organization
Anthony Melchiorre	Managing Member	c/o Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, New Jersey 07928	Managing Member of Chatham Asset Management, LLC	United States

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.

Name	Position	Address	Principal Occupation	Citizenship/Place of Organization
Anthony Melchiorre	Director of Chatham Asset High Yield Master Fund Ltd.	c/o Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, New Jersey 07928	Managing Member of Chatham Asset Management, LLC	United States
Michael McDonald	Director of Chatham Asset High Yield Master Fund Ltd.	International Management Services, Ltd. 3rd Floor Harbour Centre North Church Street P.O. Box 61 Grand Cayman KY1-1102 Cayman Islands	Certified Public Accountant	Canada
Christopher Bowring	Director of Chatham Asset High Yield Master Fund Ltd.	International Management Services, Ltd. 3rd Floor Harbour Centre North Church Street P.O. Box 61 Grand Cayman KY1-1102 Cayman Islands	Chartered Accountant	United Kingdom